Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 18, 2022

Relating to Preliminary Prospectus dated January 13, 2022

Registration No. 333-260575

Rhodium Enterprises, Inc.

This free writing prospectus of Rhodium Enterprises, Inc. (the “Company”) relates to the initial public offering of its Class A common stock described in, and should be read together with, the preliminary prospectus, dated January 13, 2022 (the “Preliminary Prospectus”) included in Amendment No. 5 to the Company’s Registration Statement on Form S-1 (File No. 333-260575), as filed with the U.S. Securities and Exchange Commission (the “SEC”), before deciding to invest in the Class A common stock offered thereby. The Preliminary Prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001874985/000121390022001845/fs12022a5_rhodium.htm. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus.

This Free Writing Prospectus provides updates related to the following:

Prospectus Summary – Recent Developments

The following disclosure updates the disclosure set forth in the Preliminary Prospectus under the section title “Summary Prospectus—Recent Developments.”

Recent Developments

Patent Infringement Suit

As previously disclosed, on May 29, 2020, Midas Green Technologies LLC (“Midas”) filed a patent infringement suit against Immersion Systems LLC (“Immersion Systems”) in the United States District Court for the Northern District of Texas (Forth Worth), docket number 4:2020:cv00555 (the “Midas/Immersion Lawsuit”). Immersion Systems is majority owned by Cameron Blackmon and Chase Blackmon and is no longer operational as of 2020. On January 13, 2022, Midas filed a lawsuit against us and certain of our executive officers. Midas’ complaints are based upon two United States patents acquired by Midas, numbered 10,405,457 and 10,820,446, which claim coverage for certain types of immersion cooling systems and which are the same patents that are asserted in the Midas/Immersion Lawsuit. Midas accuses us of infringing certain claims of those patents in connection with immersion cooled bitcoin mining products. We believe that none of our liquid cooling technology has infringed upon the claims of such patents. In the event that we are ultimately unsuccessful in defending this lawsuit despite our substantial defenses, such lawsuit could have an adverse effect on our business and operations. See “Risk Factors — We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.”

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street N., Suite 1300, Arlington, Virginia 22209, Phone: +1-703-312-9580, Email: prospectuses@brileyfin.com or from Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: +1-833-297-2926, Email: PostSaleManualRequests@broadridge.com.